To: Geoff Evett
RE: Board of Directors

January 20, 2006

Dear Geoff,

On behalf of the Company I would like to offer you a revised remuneration as to your current Board Appointment for Ignis Petroleum Group, Inc. This letter is intended to act as temporary proxy until a more comprehensive contract can be entered into in the future.

Remuneration:

•                   $1,500 equivalent plus all Ignis-related travel and communication expense. Remuneration is quarterly and up-front.

•                   A grant of 150,000 shares of restricted common stock dispersed over 3 years in 6 months intervals in arrears. In case of a buy-out all shares are to be issued immediately.

•                   A grant of 30,000 shares of restricted common stock as retroactive sign-on bonus.

•                   All shares are restricted common stock.

•                   All previous agreements regarding remuneration are null and void.

Responsibilities:

•                   provide advice and guidance to Ignis Petroleum's executive team as is required by the rules and regulations of a non-executive board member of a public company

•                   work together with the rest of the board in responsive and constructive manner to facilitate the growth of Ignis Petroleum in the best interest of the company and it's share holders

•                   Attend at least 4 annual physical board meeting-as agreed by the board. The location of the board meeting will be agreed by the board.

Either party can terminate this agreement without cause. A six week advance termination notice is required by either party to be delivered in writing. In circumstances when Mr. Evett can not support the board’s recommendation he has the right to resign immediately. This agreement can be executed in counterparts.

We look forward to working with you.

Agreed and signed on the January 20, 2006

/s/ PHILIPP BUSCHMANN	/s/ GEOFF EVETT
Philipp Buschmann C.O.O./Director	Geoff Evett Board Ignis Petroleum Group, Inc.